UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

ROCK-TENN COMPANY

(Name of Issuer)

Class A Common Stock

(Title of Class of Securities)

772739-20-7 (CUSIP Number)

Not Applicable

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 772739-20-7

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). AmSouth Bancorporation No. 63-0591257

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power N/A 6. Shared Voting Power N/A 7. Sole Dispositive Power N/A 8. Shared Dispositive Power N/A

9.	Aggregate Amount Beneficially Owned by Each Reporting Person N/A

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) N/A

12.	Type of Reporting Person (See Instructions) HC

CUSIP No.    772739-20-7

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). AmSouth Bank No. 63-0935103

2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Alabama

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power N/A 6. Shared Voting Power N/A 7. Sole Dispositive Power N/A 8. Shared Dispositive Power N/A

9.	Aggregate Amount Beneficially Owned by Each Reporting Person N/A

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) N/A

12.	Type of Reporting Person (See Instructions) BK

AMENDMENT NO. 2

TO

STATEMENT ON

SCHEDULE 13G

FILED WITH THE

SECURITIES AND EXCHANGE COMMISSION

ON BEHALF OF

AMSOUTH BANCORPORATION

AND

AMSOUTH BANK

Report for the Calendar Year Ended December 31, 2002

Item 1(a) Name of Issuer:

Rock-Tenn Company

Item 1(b) Address of Issuer’s Principal Executive Offices:

504 Thrasher Street

Norcross, Georgia 30071

Item 2(a) Name of Persons Filing:

AmSouth Bancorporation

AmSouth Bank

Item 2(b) Address of Principal Business Office or, if none, Residence:

AmSouth Bancorporation

AmSouth Center

1900 Fifth Avenue North

Birmingham, Alabama 35203

AmSouth Bank

AmSouth Center

1900 Fifth Avenue North

Birmingham, Alabama 35203

Item 2(c) Citizenship:

AmSouth Bancorporation is a Delaware corporation. AmSouth Bank is a bank organized under the laws of the State of Alabama.

Item 2    (d) Title of Class of Securities:

Class A Common Stock

Item 2    (e) CUSIP Number:     772739-20-7

Item 3    If this Statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the persons filing is a:

(a	)	☐	Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o)

(b	)	☒	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c)

(c	)	☐	Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)

(d	)	☐	Investment Company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

(e	)	☐	An investment adviser in accordance with (§)240.13d-1(b)(1)(ii)(E)

(f	)	☐	An employee benefit plan or endowment fund in accordance with (§)240.13d-1(b)(1)(ii)(F)

(g	)	☒	A parent holding company or control person in accordance with (§)240.13d-1(b)(1)(ii)(G)

(h	)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

(i	)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

(j	)	☐	Group, in accordance with (§)240.13d-1(b)(1)(ii)(J)

Item 4    Ownership

(a) Amount Beneficially Owned

  Not Applicable.

This statement is being filed to report that the reporting persons have ceased to be beneficial owners of more than five percent of the class of securities.

Item 5	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that, as of the date hereof, the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following:                                       [x]

Item 6	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

See Exhibit 1.

Item 8	Identification and Classification of Members of the Group

Not applicable

Item 9	Notice of Dissolution of Group

Not applicable.

Item 10	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business, and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities, and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect

Signatures:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 14, 2003
Date AMSOUTH BANCORPORATION

By:	/s/ Carl L. Gorday
Signature

Carl L. Gorday, Assistant Secretary
Name/Title

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 14, 2003
Date AMSOUTH BANK

By:	/s/ Carl L. Gorday
Signature

Carl L. Gorday, Assistant Secretary
Name/Title

EXHIBIT 1

TO

AMENDMENT NO. 2

TO

STATEMENT ON

SCHEDULE 13G

FILED WITH THE

SECURITIES AND EXCHANGE COMMISSION

ON BEHALF OF

AMSOUTH BANCORPORATION

AND

AMSOUTH BANK

Report for the Calendar Year Ended December 31, 2002

The securities covered by this Statement are held in a fiduciary capacity by the following subsidiary of AmSouth Bancorporation, which is a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, and classified in Item 3(b) of Schedule 13G:

AmSouth Bank

EXHIBIT 2

TO

AMENDMENT NO. 2

TO

STATEMENT ON

SCHEDULE 13G

FILED WITH THE

SECURITIES AND EXCHANGE COMMISSION

ON BEHALF OF

AMSOUTH BANCORPORATION

AND

AMSOUTH BANK

Report for the Calendar Year Ended December 31, 2002

The undersigned, AmSouth Bancorporation and AmSouth Bank, hereby agree that the foregoing Statement on Schedule 13G is filed on behalf of each of them.

AMSOUTH BANCORPORATION

By:	/s/ Carl L. Gorday
Carl L. Gorday
Assistant Secretary

AMSOUTH BANK

By:	/s/ Carl L. Gorday
Carl L. Gorday
Assistant Secretary